FOR IMMEDIATE RELEASE	EXHIBIT 99.1
For more information, contact:
Eileen Askew (Investors) 206.336.6745
eileena@bluenile.com
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
Liz Powell (Media) 206.336.6755
lizpo@bluenile.com
Blue Nile Announces Third Quarter 2007 Financial Results
Q3 Net Sales Total $67.4 Million, Representing 26.5% Growth Year Over Year
Earnings Per Diluted Share of $0.18 Increase 63.6% from Prior Year
Operating Income of $3.6 Million Grows 67.3% from Prior Year
Financial Guidance Raised for 2007
SEATTLE, November 6, 2007 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its third quarter ended September 30, 2007.
Blue Nile reported that its third quarter net sales increased 26.5% to $67.4 million, compared to $53.2 million in the third quarter of 2006. During the quarter, operating income rose 67.3% to $3.6 million, compared to $2.2 million in the third quarter of 2006. Net income in the third quarter totaled $3.0 million, or $0.18 per diluted share, compared to $1.8 million, or $0.11 per diluted share, in the prior year. Net income per diluted share increased 63.6% year over year.
Net cash provided by operating activities was $33.2 million for the trailing twelve month period ended September 30, 2007, compared to $30.3 million for the trailing twelve month period ended October 1, 2006. Non-GAAP adjusted EBITDA increased $1.5 million to $5.4 million for the third quarter 2007, compared to $3.9 million for the third quarter 2006.
“Our third quarter performance was excellent, with strong momentum in all product categories,” said Mark Vadon, Chief Executive Officer. “Our results reflect the way in which the Blue Nile brand and experience resonate with our customers. We executed well across all areas of the business and generated exceptional profitability. Our international markets made tremendous progress during the quarter, with 105% year over year growth.”

Other Financial Highlights
•	Cash and cash equivalents totaled $74.3 million at September 30, 2007.

•	Gross profit for the third quarter of 2007 increased 28.4% to $13.4 million, from $10.4 million in the third quarter of 2006. Gross profit as a percentage of net sales increased to 19.8% in the third quarter of 2007 from 19.5% in the third quarter of 2006.

•	As a percentage of net sales, selling, general and administrative expense was 14.5% in the third quarter of 2007, compared to 15.5% in the third quarter of 2006. Selling, general and administrative expense for the third quarter of 2007 was $9.7 million, compared to $8.2 million in the third quarter of 2006.

•	Selling, general and administrative expense includes stock-based compensation expense of $1.4 million in the third quarter of 2007, compared to $1.2 million in the third quarter of 2006. Net income per diluted share includes stock-based compensation expense of $0.05 for both the third quarter of 2007 and the third quarter of 2006.

•	International sales, representing the Company’s Canada and U.K. websites, totaled $4.5 million in the third quarter, an increase of 104.5% year over year.

•	The Company’s effective tax rate for the third quarter was 35.0%, compared to 35.6% in the third quarter of 2006.

•	Capital expenditures in the third quarter of 2007 totaled $1.5 million, compared to $0.5 million in the third quarter of 2006.

•	Non-GAAP free cash flow increased to $29.4 million for the trailing twelve month period ended September 30, 2007, compared to $28.3 million for the trailing twelve month period ended October 1, 2006.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of November 6, 2007. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the fourth quarter 2007 (Quarter Ending December 30, 2007):
•	Fourth quarter net sales are expected to be between $109 million and $115 million.

•	Net income is expected to be between $0.40 and $0.45 per diluted share.

•	The effective tax rate for the fourth quarter of 2007 is expected to be approximately 35.0%.
Expectations for the full year 2007 (Year Ending December 30, 2007):
•	Net sales are expected to be between $316 million and $322 million.

•	Net income is expected to be in a range of $1.00 to $1.05 per diluted share.

•	Capital expenditures are expected to be approximately $5.0 million for the year. Capital expenditures for 2007 include investments related to the expansion of the Company’s U.S. fulfillment center and its new international facility in Ireland.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q for the quarters ended April 1, 2007 and July 1, 2007, and our Annual Report on Form 10-K for the year ended December 31, 2006. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which we expect to file with the Securities and Exchange Commission on or before November 9, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
Blue Nile will host a conference call to discuss its third quarter 2007 financial results at 2:00 p.m. Pacific time today. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of non-GAAP adjusted EBITDA is as follows (in thousands):

	Quarter ended	Quarter ended
	September 30, 2007	October 1, 2006
Net income	$2,972	$1,824
Income tax expense	1,601	1,007
Stock-based compensation	1,385	1,259
Depreciation/Amortization	408	490
Interest and other income, net	(960)	(671)

Non-GAAP adjusted EBITDA	$5,406	$3,909

	Year to date	Year to date
	period ended	period ended
	September 30, 2007	October 1, 2006
Net income	$9,916	$7,311
Income tax expense	5,367	3,753
Stock-based compensation	4,047	3,098
Depreciation/Amortization	1,184	1,441
Interest and other income, net	(2,951)	(2,637)

Non-GAAP adjusted EBITDA	$17,563	$12,966

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Twelve months	Twelve months
	ended	ended
	September 30, 2007	October 1, 2006
Net cash provided by operating activities	$33,242	$30,329
Purchases of fixed assets, including internal- use software and website development	(3,795)	(2,017)

Non-GAAP free cash flow	$29,447	$28,312

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$74,299	$78,540
Restricted cash	—	117
Marketable securities	—	19,767

Total cash and marketable securities	74,299	98,424
Trade accounts receivable	1,509	1,484
Other accounts receivable	695	156
Inventories	15,298	14,616
Deferred income taxes	740	598
Prepaid federal income taxes	2,985	—
Other prepaids and current assets	1,127	740

Total current assets	96,653	116,018
Property and equipment, net	5,868	3,391
Intangible assets, net	295	319
Deferred income taxes	2,951	2,285
Other assets	64	93

Total assets	$105,831	$122,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,334	$66,625
Accrued liabilities	5,136	7,315
Current portion of deferred rent	244	197

Total current liabilities	45,714	74,137
Deferred rent, less current portion	617	666
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	131,348	115,751
Deferred compensation	(10)	(180)
Accumulated other comprehensive income (loss)	44	(2)
Retained earnings	17,026	7,110
Treasury stock	(88,927)	(75,395)

Total stockholders’ equity	59,500	47,303

Total liabilities and stockholders’ equity	$105,831	$122,106

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date period ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net sales	$67,355	$53,248	$207,358	$160,858
Cost of sales	53,998	42,842	165,809	128,788

Gross profit	13,357	10,406	41,549	32,070

Selling, general and administrative expenses	9,744	8,246	29,217	23,643

Operating income	3,613	2,160	12,332	8,427

Other income (expense), net:
Interest income	947	670	2,723	2,536
Other income	13	1	228	101

Total other income (expense), net	960	671	2,951	2,637

Income before income taxes	4,573	2,831	15,283	11,064
Income tax expense	1,601	1,007	5,367	3,753

Net income	$2,972	$1,824	$9,916	$7,311

Basic net income per share	$0.19	$0.11	$0.62	$0.44

Diluted net income per share	$0.18	$0.11	$0.59	$0.42

Shares used for computation (in thousands):
Basic	15,959	16,014	15,879	16,747
Diluted	16,912	16,670	16,756	17,489

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year to date period ended
	September 30,	October 1,
	2007	2006

Operating activities:
Net income	$9,916	$7,311
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,184	1,441
(Gain) loss on disposal of fixed assets	(6)	4
Stock-based compensation	4,129	3,155
Deferred income taxes	(809)	2,222
Tax benefit from exercise of stock options	6,209	1,007
Excess tax benefit from exercise of stock options	(1,599)	(44)
Changes in assets and liabilities:
Receivables, net	(563)	900
Inventories	(683)	(912)
Prepaid federal income taxes	(2,985)	—
Other prepaid expenses and assets	(360)	(5)
Accounts payable	(26,291)	(20,312)
Accrued liabilities	(2,180)	(1,378)
Deferred rent	(2)	(151)

Net cash used in operating activities	(14,040)	(6,762)

Investing activities:
Purchases of property and equipment	(3,577)	(1,690)
Proceeds from the sale of property and equipment	8	1
Purchases of marketable securities	(20,230)	(55,042)
Proceeds from the maturity of marketable securities	40,000	68,000
Transfers of restricted cash	120

Net cash provided by investing activities	16,321	11,269

Financing activities:
Repurchase of common stock	(13,532)	(54,148)
Proceeds from stock option exercises	5,366	1,685
Excess tax benefit from exercise of stock options	1,599	44

Net cash used in financing activities	(6,567)	(52,419)

Effect of exchange rate changes on cash and cash equivalents	45	—

Net decrease in cash and cash equivalents	(4,241)	(47,912)

Cash and cash equivalents, beginning of period	78,540	71,921

Cash and cash equivalents, end of period	$74,299	$24,009